SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191436 on Form S-8 of our report dated April 8, 2014, relating to the consolidated and combined financial statements of Science Applications International Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the consolidated and combined financial statements being prepared from separate records of the former parent on and prior to September 27, 2013 related to the spin), appearing in this Annual Report on Form 10-K of Science Applications International Corporation for the year ended January 31, 2014.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

April 8, 2014